Memorandum

DATE: March 11, 2003

TO: File

FROM: Brian C. Poole

RE: Item 77(i): Form N-SAR for Fidelity Puritan Trust

Pursuant to a Board approved vote on November 6, 2002, Fidelity Puritan Trust commenced a new series of shares (Fidelity Value Discovery Fund) on December 12, 2002.